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                                                                   Exhibit 10.18


                                PROMISSORY NOTE
                                ---------------


                                          $3,007,500.00 Date: September 30, 1999


     FOR VALUE RECEIVED, Lante Corporation, an Illinois corporation ("Maker") promises to pay to the order of Pantelis Georgiadis ("Payee"), at such place or places and to such entity as Payee may designate in writing, the principal sum of Three Million Seven Thousand Five Hundred Dollars ($3,007,500.00) together with interest at an interest rate per annum equal to the prime rate announced from time to time by Old Kent Bank, N.A. (the "Interest Rate"), on any and all principal amounts remaining unpaid hereunder and from time to time outstanding from the date hereof until maturity, payable as set forth in this Promissory Note (the "Note").

1. Payment of Principal and Interest. The payments of interest hereunder shall be made in arrears quarterly commencing on December 31, 1999 and upon the passage of each full three month period thereafter. Maker shall pay the principal amount in three (3) equal annual installments, each installment to be payable on the yearly anniversary of the date of this Note.

2. Prepayment. Maker may prepay this Note, in whole or in part, at any time and from time to time without premium or penalty.

3. Default. The occurrence of any one of the following events shall constitute a default by Maker under this Note (referred to herein as an "Event of Default"):

     (a)  if Maker fails to make any payment set forth in Section 1 hereof;

     (b)  if Maker breaches any term of this Note; or

     (c) if bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief (voluntary or involuntary) under any bankruptcy law or any law shall be instituted by or against Maker.

     Upon the occurrence of any Event of Default:

     (a) at the option of Payee the entire unpaid amount of the principal sum of this Note shall become immediately due and payable upon demand;

     (b) Payee may, at its option, without demand, notice or legal process of any kind, exercise any and all rights and remedies granted to it by any agreement now or hereafter existing between Maker and Payee; and
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     (c)  Payee may, at its option, exercise from time to time any other rights and remedies available to it under the Uniform Commercial Code or any other law.

4.   Subordination.

     (a) Subordination of Note to Senior Debt. Payee covenants, acknowledges and agrees that any and all payments under this Note shall be subordinate and subject in right of payment to prior payment in full in cash of any Senior Debt, and that each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Section 4. Payee agrees to execute, at any time upon request, any other documents requested by holders of Senior Debt to evidence the subordination of this Note to such Senior Debt.

     (b)  Payments Under Senior Default.

          (i) the Company may not make, and Payee may not receive, any payment of principal, interest or any other amount due with respect to this Note if:

               (A) at the time of such payment, a default or event of default in the payment of any Senior Debt under any document, instrument or agreement underlying or relating to Senior Debt (such default or event of default referred to as a "Senior Payment Default," and such documents, instruments or agreements collectively referred to as "Senior Debt Documents") exists and such Senior Payment Default shall not have been cured or waived in accordance with the terms of the applicable Senior Debt Documents; or

               (B) at the time of such payment, (x) Company shall have received a written notice (a "Senior Default Notice") of the occurrence of a default or event of default under any agreement underlying or relating to Senior Debt other than a Senior Payment Default (such a default or event of default, a "Senior Covenant Default"), which Senior Default Notice provides a description of such Senior Covenant Default, and (y) each such Senior Covenant Default shall not have been cured or waived in accordance with the terms of the applicable Senior Debt Documents; or
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               (C) such payment would result in a Senior Payment Default and/or
               Senior Covenant Default under the Senior Debt Documents.

          (ii) the Company may resume payments (and may make any payments missed due to the application of Section 4(b)(i) in respect of this
               Note) upon a cure or waiver of such Senior Payment Default or Senior Covenant Default in accordance with the terms of the Senior Debt Documents.

     (c) Modifications to Senior Debt. The holders of Senior Debt may at any time and from time to time without the consent of or notice to Payee, without incurring liability to Payee and without impairing or releasing the obligations of Payee under this Section 4, change the manner or place of payment or extend the time of payment of or renew or alter any Senior Debt, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to any Senior Debt.

     (d) Definition of Senior Debt. "Senior Debt" shall mean (i) indebtedness for borrowed money (including principal, premium, interest and fees, including, but not limited to, any amounts borrowed from time to time from Old Kent Bank, N.A. pursuant to that certain Amended and Restated Loan and Security Agreement, dated December 29, 1998, as amended June 15, 1999, by and between the Company and Old Kent Bank, N.A.), whether short-term or long-term and whether secured or unsecured, (ii) the deferred purchase price of property in respect of which Company is liable, (iii) leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capitalized leases, (iv) guarantees by the Company of items described in (i), (ii) and (iii) above, and (v) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of items described in
          (i), (ii), (iii) and (iv) above, in each case whether existing on the date hereof or arising after the date hereof.

5. Remedies. The remedies of Payee as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively, or together, at the sole discretion of Payee. Except as expressly provided herein, Maker waives presentment, demand and protest, notice of protest, notice of presentment and all other notices and demands in connection with the enforcement of Payee's rights hereunder.

6. Successor of Maker. This Note shall be enforceable against any successor of Maker as if executed by such successor itself.
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7.   Governing Law. This Note has been executed in, and shall be governed by the laws of, the State of Illinois.

     In Witness Whereof, the undersigned has executed this Note as of the day and year first above written.


                                       LANTE CORPORATION


                                       By:        C.R. Puryear
                                          ----------------------------
                                       Print Name: C.R. PURYEAR
                                       Title:      President & CEO